UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
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SPORTS ENTERTAINMENT ACQUISITION CORP.
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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SPORTS ENTERTAINMENT ACQUISITION CORP.
Golden Bear Plaza 11760 US Highway 1, Suite W506
North Palm Beach, Florida 33408

NOTICE OF SPECIAL MEETING
OF STOCKHOLDERS OF
SPORTS ENTERTAINMENT ACQUISITION CORP.
Pursuant to Section 251(c) of the Delaware General Corporation Law

To Be Held On December 22, 2021

To the Stockholders of Sports Entertainment Acquisition Corp.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Sports Entertainment Acquisition Corp., a Delaware corporation (“SEAC,” the “Company,” “we,” “us” or “our”), will be held at 10:00 AM, Eastern Time, on December 22, 2021 (the “special meeting”). The special meeting will be a virtual meeting conducted exclusively via live webcast in order to facilitate stockholder attendance while safeguarding the health and safety of our stockholders, directors and management team. You are cordially invited to attend the special meeting online by visiting https://www.cstproxy.com/sportsentcorp/2021 and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the virtual meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the proxy statement to be made available to shareholders in the coming days.

At the special meeting, you will be asked to consider and vote on proposals to:

(a)
Proposal No. 1 — the Business Combination Proposal — to approve and adopt the Business Combination Agreement (the “Business Combination Agreement”), dated as of April 23, 2021, by and among SEAC, SGHC Limited, a non-cellular company limited by shares incorporated under the laws of the Island of Guernsey (“SGHC”), Super Group (SGHC) Limited, a non-cellular company limited by shares incorporated under the laws of the Island of Guernsey (“NewCo”), Super Group (SGHC) Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of NewCo (“Merger Sub” and, together with NewCo, SGHC and SGHC’s direct and indirect subsidiaries, the “Target Companies”), and Sports Entertainment Acquisition Holdings LLC, a Delaware limited liability company (the “Sponsor”), pursuant to which: (i) immediately prior to the closing of the Business Combination (the “Closing”), each issued and outstanding share of SEAC Class B Common Stock (the “Class B Shares”) will automatically convert into one share of SEAC Class A Common Stock (the “Class A Shares,” and, together with the Class B Shares, the “common stock”); and (ii) on the date of Closing, Merger Sub will merge with and into SEAC, with SEAC continuing as the surviving company, under the name of SEAC, as a result of which (A) SEAC will become a wholly-owned subsidiary of NewCo; (B) each issued and outstanding unit of SEAC, consisting of one Class A Share and one-half of one warrant (the “SEAC Warrants”), will be automatically detached; (C) each issued and outstanding Class A Share of SEAC (other than treasury shares) will be canceled and converted into the right to receive one ordinary share of NewCo (a “NewCo Ordinary Share”); and (D) each issued and outstanding SEAC Warrant to purchase a Class A Share will be converted into a warrant exercisable for one NewCo Ordinary Share.

The Business Combination Agreement provides, among other things, that prior to Closing SGHC will  undergo a pre-closing reorganization (the “Reorganization”), wherein all existing shareholders of SGHC (the “Pre-Closing Holders”) will exchange their shares of SGHC for newly issued NewCo Ordinary Shares and SGHC will become a wholly-owned subsidiary of NewCo. Following the Reorganization, the Pre-Closing Holders will hold that number of NewCo Ordinary Shares equal to the quotient obtained by dividing (i) the Aggregate Stock Consideration (defined as $4,750,000,000, plus the amount by which the cash and cash equivalent balance of the Target Companies exceeds $300,000,000, less the amount by which the cash and cash equivalent balance of the Target Companies is less than $300,000,000; provided, that in no event shall the Aggregate Stock Consideration exceed $4,850,000,000), by (ii) $10.00 (the “Aggregate Stock Consideration Shares”). Pursuant to the Business Combination Agreement, effective immediately following and conditioned upon the Closing, NewCo will purchase NewCo Ordinary Shares from certain Pre-Closing Holders (the “Repurchased Shares”) in exchange for cash consideration equal to $10.00 per NewCo Ordinary Share as set forth in Repurchase Agreements executed by such Pre-Closing Holders (the “Repurchase”). The transactions contemplated by the Business Combination Agreement are referred to herein as the “Business Combination.”

In addition, the Pre-Closing Holders will be entitled to a right to receive contingent consideration based on the number of NewCo Ordinary Shares held immediately prior to Closing, after taking into account those NewCo Ordinary Shares to be sold pursuant to Repurchase Agreements (as if the Repurchase occurred immediately prior to the Closing), in the form of three potential earn-out payments. The earn-out payments will become payable at or after the Closing as follows, if the following share price trigger events occur any time during the period beginning on the date of the Business Combination Agreement and ending on the five (5) year anniversary of the Closing: (a) if the closing share price of one Class A Share, or following the Closing, one NewCo Ordinary Share, is equal to or exceeds $11.50 for 20 trading days in any 30 consecutive trading day period, a one-time issuance of a number of NewCo Ordinary Shares equal to the product of (1) the quotient obtained by dividing (A)(i) the Aggregate Stock Consideration Shares minus (ii) the Repurchased Shares by (B) 0.90, multiplied by (2) 0.025; (b) if the closing share price of one Class A Share, or following the Closing, one NewCo Ordinary Share, is equal to or exceeds $12.50 for 20 trading days in any 30 consecutive trading day period, a one-time issuance of a number of NewCo Ordinary Shares equal to the product of (1) the quotient obtained by dividing (A)(i) the Aggregate Stock Consideration Shares minus (ii) the Repurchased Shares by (B) 0.90, multiplied by (2) 0.025; and (c) if the closing share price of one Class A Share, or following the Closing, one NewCo Ordinary Share, is equal to or exceeds $14.00 for 20 trading days in any 30 consecutive trading day period, a one-time issuance of a number of NewCo Ordinary Shares equal to the product of (1) the quotient obtained by dividing (A)(i) the Aggregate Stock Consideration Shares minus (ii) the Repurchased Shares by (B) 0.90, multiplied by (2) 0.05 (collectively, the “Earnout Shares”).

The maximum number of shares that can be repurchased by the Company pursuant to the Repurchase, is 50,171,438, each of which will be repurchased for $10 per share, for a maximum aggregate cash consideration of $501,714,380. The earnout consideration will consist solely of shares of the Company, with a maximum aggregate number of earnout shares issuable to the Pre-Closing Holders of 48,314,251. As to the earnout consideration, the earnout shares will become issuable in three tranches upon the satisfaction of the Triggering Event applicable to such tranche, with a maximum of 12,078,559 shares being issuable upon satisfaction of Triggering Event I, 12,078,559 issuable upon satisfaction of Triggering Event II, and 24,157,133 issuable upon satisfaction of Triggering Event III.

The Closing is subject to certain customary conditions, including, among other things, that SEAC has Minimum Cash equaling at least $300 million (where Minimum Cash means the cash in SEAC’s trust account (“trust account”) established in connection with the Company’s initial public offering (“IPO”), less amounts required for the SEAC Share Redemptions (as defined in the Business Combination Agreement)) (the foregoing, the “Minimum Cash Condition”);

(b)
Proposal No. 2 — the Equity Incentive Plan Proposal — to consider and vote, on an advisory and non-binding basis, upon a proposal to approve, assuming the Business Combination Proposal is approved and adopted, the 2021 Equity Incentive Plan (we refer to this proposal as the “Equity Incentive Plan Proposal”);

(c)
Proposal No. 3 — the Employee Stock Purchase Plan Proposal — to consider and vote, on an advisory and non-binding basis, upon a proposal to approve, assuming the Business Combination Proposal is approved and adopted, the 2021 Employee Stock Purchase Plan (we refer to this proposal as the “ESPP Proposal”); and

(d)
Proposal No. 4 — the Adjournment Proposal — to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal (we refer to this proposal as the “Adjournment Proposal”).

A copy of the Business Combination Agreement will be mailed to you as an annex to the proxy statement/prospectus at no cost to you and is also on file at SEAC’s offices at the address above. We urge you to read carefully the proxy statement/prospectus in its entirety, when received, including the Annexes and accompanying financial statements.

SEAC’s units, Class A Shares and warrants are currently listed on the New York Stock Exchange (the “NYSE”) under the symbols “SEAH.U,” “SEAH” and “SEAH WS,” respectively. NewCo intends to apply for listing, to be effective at Closing, of the NewCo Ordinary Shares and warrants on the NYSE under the symbols “SGHC” and “SGHC WS,” respectively. NewCo will not have units traded following the consummation of the Business Combination. It is a condition to the consummation of the Business Combination that the NewCo Ordinary Shares and warrants are approved for listing on the NYSE, but there can be no assurance such listing condition will be met. If such listing condition is not met, the Business Combination may not be consummated unless such condition is waived by the parties.

Only holders of record of SEAC’s Class A Shares and Class B Shares at the close of business on December 3, 2021 (the “record date”) are entitled to notice of and to vote and have their votes counted at the special meeting and any adjournments or postponements of the special meeting. A complete list of our stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

After careful consideration, our board of directors has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and determined that each of the Business Combination Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal, if presented, is in the best interests of the Company and its stockholders, and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

Our “initial stockholders” (consisting of the Sponsor, Natara Holloway, and Timothy Goodell) and our other officers and directors entered into a letter agreement at the time of the IPO, pursuant to which they agreed to vote the Class B Shares of SEAC purchased by them, as well as any Class A Shares of SEAC included in the units sold by the Company in the IPO (the “public shares”) purchased by them during or after the IPO, in favor of the Business Combination Proposal. As of the date hereof, our initial stockholders own 20% of our total outstanding shares of common stock.

Pursuant to the Current Charter, a holder of public shares (a “public stockholder”) may request that SEAC redeem all or a portion of his, her or its public shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any public shares to be redeemed only if you:

(i) (A) hold public shares or (B) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii) prior to 10:00 AM, Eastern Time, on December 20, 2021 (two business days prior to the vote at the special meeting), (A) submit a written request to Continental Stock Transfer & Trust Company, SEAC’s transfer agent (the “transfer agent”), that SEAC redeem your public shares for cash and (B) deliver your public shares to the transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public stockholders may elect to redeem all or a portion of their public shares even if they vote against the Business Combination Proposal. If the Business Combination is not consummated, the public shares will not be redeemed for cash. If a public stockholder properly exercises his, her or its right to redeem his, her or its public shares and timely delivers its shares to the transfer agent, we will redeem each public share for a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account (net of taxes payable), divided by the number of then-outstanding public shares. For illustrative purposes, as of November 29, 2021, this would have amounted to approximately $10.00 per public share. If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with SEAC’s consent, until the Closing. Furthermore, if a holder of a public share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that we instruct our transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in the proxy statement/prospectus. We will be required to honor such request only if made prior to the deadline for exercising redemption requests.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13 of the U.S. Securities Exchange Act of 1934, as amended), will be restricted from redeeming his, her or its public shares with respect to more than an aggregate of 15% of the public shares, without our prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.

The Closing is subject to certain customary conditions, including, among other things, that (i) the Minimum Cash Condition has been satisfied and (ii) SEAC’s stockholders approve the Business Combination Proposal. Furthermore, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001.

Under the Business Combination Agreement, the approval of the Business Combination Proposal is a condition to the consummation of the Business Combination. The Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal, which are advisory in nature, are conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal. If our stockholders do not approve the Business Combination Proposal, the Business Combination may not be consummated.

Approval of the Business Combination Proposal requires the affirmative vote of holders of a majority of the outstanding votes cast by holders of Class A Shares of SEAC and Class B Shares of SEAC present in person or by proxy at the special meeting and entitled to vote thereon, voting as a single class.

Approval of the Equity Incentive Plan Proposal requires the affirmative vote of the holders of at least a majority of the votes cast by holders of Class A Shares of SEAC and Class B Shares of SEAC present in person or by proxy at the special meeting and entitled to vote thereon, voting as a single class.

Approval of the Employee Stock Purchase Plan Proposal requires the affirmative vote of the holders of at least a majority of the votes cast by holders of Class A Shares of SEAC and Class B Shares of SEAC present in person or by proxy at the special meeting and entitled to vote thereon, voting as a single class.

Approval of the Adjournment Proposal requires the affirmative vote of the holders of at least a majority of the votes cast by holders of Class A Shares of SEAC and Class B Shares of SEAC present in person or by proxy at the special meeting and entitled to vote thereon, voting as a single class.

All our stockholders are cordially invited to attend the virtual special meeting, which includes presence at the virtual special meeting.

If you are a stockholder of record holding shares of common stock, you may also cast your vote in person (which would include voting at the virtual special meeting). If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting and vote in person (which would include voting at the virtual special meeting), obtain a proxy from your broker or bank.

If you fail to return a proxy card or fail to instruct a broker or other nominee how to vote, and do not attend the special meeting in person (which would include presence at the virtual special meeting), your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. If a valid quorum is established, any such failure to vote or to provide voting instructions will have no effect on the outcome of any proposal in the proxy statement/prospectus.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that your shares are represented and voted at the special meeting.

On behalf of our board of directors, I would like to thank you for your support of Sports Entertainment Acquisition Corp. and look forward to a successful completion of the Business Combination.

By Order of the Board of Directors,

/s/ Eric Grubman
Eric Grubman
December 2, 2021	Chairman